Exhibit 8.1
[Letterhead of Chapman and Cutler LLP]

July 2, 2008

Redwood Trust, Inc.
One Belvedere Place
Suite 300
Mill Valley, CA 94941

Re:	Redwood Trust, Inc.’s Direct Stock Purchase and Dividend Reinvestment Plan

Ladies and Gentlemen:

We have acted as your special tax counsel and have assisted in the preparation of the tax summary for (i) the Registration Statement on Form S-3, dated November 23, 2007, (the “Registration Statement”) and the Prospectus (the “Prospectus”), which forms a part of the Registration Statement, filed by Redwood Trust, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) and (ii) the Prospectus Supplement, dated November 23, 2007 (the “First Prospectus Supplement”), related to the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) which, together with the Prospectus, is used to offer the Company’s common stock under the Plan. In connection with the filing of Prospectus Supplement No. 2, dated July 2, 2008 (the “Second Prospectus Supplement”), which amends the Plan to increase the number of shares of the Company’s common stock available under the Plan, you have requested that we confirm our opinion regarding the accuracy of certain descriptions of material U.S. federal income tax consequences contained in the First Prospectus Supplement.

Scope of Review

Our opinion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), Treasury regulations issued thereunder, administrative rulings, judicial decisions and other applicable authorities, all as in effect and available on the date hereof. We note that the statutory provisions, regulations, judicial decisions and interpretations on which our opinion is based are subject to change, possibly retroactively. In addition, there can be no complete assurance that the Internal Revenue Service will not take positions contrary to the conclusions stated in our opinion. Any material change after the date hereof of any of the foregoing bases for our opinion could adversely affect our conclusions.

Redwood Trust, Inc.
July 2, 2008
Page - 2 -

In formulating our opinions, we have reviewed:

(i)          the Registration Statement and the Prospectus;

(ii)         the First Prospectus Supplement;

(iii)        the Second Prospectus Supplement;

(iv)       the Company’s articles of incorporation and other organizational documents of the Company and its subsidiaries, as amended and supplemented to the date hereof;

(v)         the opinion of Venable, LLP, dated the date hereof, with respect to certain matters regarding Maryland corporate law; and

(vi)       such resolutions, certificate, records, and other documents provided by the Company and/or its subsidiaries as we have deemed necessary or appropriate as a basis for the opinions set forth below.

Assumptions

In rendering our opinion, we have made the following assumptions:

(a)         there has been no change in the status of the Company as a real estate investment trust under Section 856 of the Code since the date of the First Prospectus Supplement.

(b)         the First Prospectus Supplement and the Second Prospectus Supplement each accurately describe the information provided regarding the operation of the Plan.

(c)         the Prospectus accurately describes the information provided regarding the Company and its common stock.

(d)        we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

With respect to these assumptions, it should be noted that the statutes, regulations, judicial decisions, and administrative interpretations upon which our opinion is based are subject to change at any time and, in some circumstances, with retroactive effect. Any material change after the date hereof of any of the foregoing bases for our opinions could adversely affect our conclusions.

Redwood Trust, Inc.
July 2, 2008
Page - 3  -

Opinions

Subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that, although the discussions set forth under the heading “36. What about Taxes?” and the heading “Material U.S. Federal Income Tax Considerations” in the First Prospectus Supplement do not purport to discuss all possible U.S. federal income tax consequences of an investor’s participation in the Plan, such discussions, taken together with that in the Prospectus, continues to constitute an accurate summary of the U.S. federal income tax considerations that are likely to be material to an investor in the Company’s common stock under the Plan as of the date hereof.

Limitations

Other than as specifically stated above, we express no opinion on any issue relating to the Company or its subsidiaries, or any investment in any other series or class of securities issued by them, or under any law other than U.S. federal income tax laws.

We impose no limit on your disclosure of this opinion or the tax treatment of the Company, its common stock or any person’s participation under the Plan. However, we are furnishing this opinion to you solely in connection with the filing of the Second Prospectus Supplement and it cannot be relied upon by any person or for any other purpose without our express written permission.

We hereby consent to the filing of this opinion as an exhibit to the Company's Form 8-K dated July 2, 2008. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours, /s/ Chapman and Cutler LLP